Exhibit 99.4

Trinity Industries, Inc.
Analysts Conference Call
May 1, 2008
Comments by Steve Menzies

Thank you, Tim.  Good morning!

TrinityRail continued to perform well during the 1st quarter of 2008. Operating profits and margins held steady as continued gains in productivity help to offset the impact of a competitive pricing environment and materials cost increases. TrinityRail shipments decreased 8.5% to 6,010 railcars compared to the 1st quarter 2007. At this time, we expect our production levels to remain stable with combined shipments of between 13,000 and 14,000 railcars through the second and third quarters of 2008.

One of our operating goals is to retain the production efficiencies we gained during the last few years. By keeping our production volumes stable, we should be able to accomplish this. In fact, continued improvements in operating efficiencies have partially offset the downward pricing pressures we anticipated during 2008. Our operations group is doing an outstanding job generating further efficiencies and cost reductions. We are beginning to see benefits from lean manufacturing initiatives at our production facilities. We do, however, expect our operating margins to decline over the course of 2008 amid a highly competitive environment and rising raw material costs.

With regard to the overall railcar market, industry railcar orders during the 1st quarter continued at a moderate pace. Approximately 10,900 railcar orders were placed industry wide during the 1st quarter. At quarter end, the total industry backlog stood at approximately 66,300 railcars compared to a backlog of 76,700 railcars at the end of the 4th quarter. Trinity’s order backlog comprises 42% of the total industry backlog. Recent order inquiry levels indicate 2nd quarter 2008 orders could be in line with 1st quarter order levels. Independent forecasts place 2008 railcar production in the low 50,000 car range which is consistent with the market inputs we continue to review.

As you know, railcar demand shifts periodically from car type to car type and fluctuates from quarter to quarter. Order levels in the 1st quarter reflected steady demand for autoracks and multiple types of covered hoppers, improving demand for coal cars and continued weak demand in select markets such as intermodal and box cars. Demand for tank cars this quarter was lower than recent levels.

Unique to this railcar cycle is the demand to replace older, smaller and less efficient railcars. This is particularly the case with tank cars and covered hoppers. Larger, more efficient railcars allow the railroads to increase system capacity without infrastructure spending and the high price for scrap steel encourages railcar owners to scrap older railcars. The replacement cycle for an aging North American railcar fleet will be a consistent driver for railcar demand.

During the 1st quarter of 2008, TrinityRail received approximately 4,080 railcar orders. Many of these orders extend current production lines for a variety of railcars.  Specifically, we received orders from 3rd party leasing companies, railroads, industrial shippers and utilities for covered hoppers, coal cars, open top hoppers, mill gondolas, flat cars, autoracks and tank cars. The diversity of our orders reflects the broad breadth of TrinityRail’s product line and customer base.

At the end of the 1st quarter, TrinityRail’s firm order backlog was approximately 27,960 railcars compared to approximately 31,870 at the end of the 4th quarter 2007. The March 31, 2008 backlog reflects the removal of 1,970 railcars due to uncertainty associated with the bankruptcy of a customer from whom we had an order to produce tank cars and covered hoppers in 2009. Our strong order backlog, which extends through 2009, produces good visibility for our production plans. This visibility enables effective production planning and positions us to pursue additional operating efficiencies. Our production facilities are operating at very high efficiency levels. This reflects the benefits of our strategy to maintain our current production levels.

As I reported last quarter, our planned production for 2008 includes a number of open slots weighted toward the second half of the year. I am pleased to report today that we have reduced the number of open production slots remaining in the second half of the year as a result of our sales efforts. We will continue to aggressively pursue additional orders which extend existing production lines to maintain current production rates.

A key component in our marketing strategy is ensuring railcars are available when our customers need them. Thus far, we have been very successful at anticipating the needs of our customers. Our flexibility to meet customer delivery requirements, often on short notice, is a key competitive factor. We are building railcars to hold for future sale to meet those customer needs and to bridge or extend production continuity. Our broad product line, operating flexibility and ability to deliver railcars when our customers require them provides us a competitive advantage to secure orders and sustain production.

Our Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 1st quarter.  TrinityRail shipped 2,530 new railcars to customers of our Leasing Company during the 1st quarter – all subject to firm, non-cancelable leases.  This represented about 42% of TrinityRail’s 1st quarter railcar shipments.

During the 1st quarter, we sold approximately 560 railcars from our lease fleet. As a result of these 1st quarter sales and our fleet additions, our lease fleet grew to approximately 38,030 railcars compared to approximately 32,500 at the end of the 1st quarter 2007.

Demand for railcar leasing continues to increase as evidenced by our strong leasing backlog. Trinity’s committed lease backlog as of March 31, 2008 was approximately 13,065 railcars or 47% of our total production backlog. We continue to see a long term trend for railroads and industrial producers to use their capital resources to acquire assets which are core to their businesses while relying on leasing for operating assets such as railcars.

Our lease fleet utilization remained at more than 99% at the end of the 1st quarter 2008.  The average age of the railcars in our lease fleet is 4.8 years and the average remaining lease term is approximately 5.2 years.  These two key operating metrics underscore our ability to maintain high fleet utilization. Our newer, highly productive railcars are less likely to be returned from lessees upon lease expiration during a market downturn. Customers typically return older, less efficient railcars as they downsize their fleets during the economic cycle. Our high average remaining lease term provides a hedge against short term market downturns therefore mitigating some remarketing risks.

In summary, I am very pleased with the overall performance of TrinityRail. While we face a challenging market environment; our highly competitive cost structure, broad product line and focused organization positions us well to be successful. Our operating, marketing and leasing strategies are showing good results.

I’ll now turn it over to Bill McWhirter.